Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222457 on Form S-3 and in Registration Statements Nos. 333-180417, 333-186818, 333-194632, 333-202705, 333-210173, 333-216717, 333-223454, 333-229909, and 333-236663 on Form S-8 of our reports dated February 25, 2021, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 25, 2021